Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1 of Tian Ruixiang Holdings Ltd and Subsidiaries (the “Company”) of our report dated April 26, 2021, with respect to our audits of the consolidated financial statements of the Company as of October 31, 2020 and 2019, and for each of the three years in the period ended October 31, 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, New York

July 16, 2021